EXHIBIT 99.1

Stillwater Mining Company Reports Fourth Quarter and Full-Year 2014 Results

BILLINGS, Mont., Feb. 20, 2015 (GLOBE NEWSWIRE) -- Stillwater Mining Company (NYSE:SWC) today reported financial results for the year ended December 31, 2014.

Full-Year 2014 Highlights

  Consolidated net income attributable to common stockholders of $70.3 million or $0.56 per diluted share, after expensing $10.4 million (before-tax) of reorganization costs
  Net growth in cash and cash equivalents plus highly liquid investments of $65.5 million (before $30.0 million in debt repayment), ending 2014 with total cash and investments of $531.5 million
  All-in Sustaining Costs (AISC)* averaged $784 per mined ounce of palladium and platinum, at the low end of the guidance range
  Mined palladium and platinum production of 517,700 ounces at mid-point of guidance range
  Processed 469,400 ounces of recycled palladium, platinum and rhodium
  Retired $30.0 million of State of Montana exempt facility bonds
  Corporate overhead and exploration expense reduced 35% year-on-year to $37.8 million

Fourth Quarter 2014 Highlights

  Consolidated net income attributable to common stockholders of $14.7 million or $0.12 per diluted share, after expensing $4.4 million (before-tax) of reorganization costs
  Increase in cash and cash equivalents plus highly liquid investments of $22.7 million
  Continued improvement in AISC to $725 per mined ounce of palladium and platinum
  Mined palladium and platinum production of 137,600 ounces
  Processed 115,900 ounces of recycled palladium, platinum and rhodium

Commenting on 2014 results, Mick McMullen, the Company's President and Chief Executive Officer stated, "I am pleased to report that 2014 was a year of significant progress on several key fronts for Stillwater Mining Company. Our annual financial results were solid, and we finished the year with a higher cash balance as well as strong fourth quarter production and AISC reductions. This momentum has continued into early 2015 which gives me confidence that the hard work performed in 2014 is starting to pay off. We are continuing to advance our objectives of growing profitability, controlling costs and improving the efficiency of our operations. Our businesses generated $65.5 million of net cash and liquid investments during the year, before paying off $30.0 million of outstanding 8% debt; we ended 2014 with $531.5 million of available cash and investments on the balance sheet. AISC for the fourth quarter dropped to $725 per mined ounce, reflecting both effective cost control and strong mine production. This quarterly result suggests that we are now within reach of our goal to bring down AISC into the low $700 per ounce range. In addition, the developed state of our Montana mines remains strong as we reported a slight increase in total proven and probable ore reserves at year-end.

"During this past year we have seen considerable price volatility in the PGM and other commodity markets. We witnessed significant labor challenges early in 2014 facing the PGM mines in South Africa, as well as the effect of geopolitical issues in Russia. This sort of volatility, which is out of our control, reinforces the importance of addressing costs and efficiency at our Montana operations. While I am pleased with our accomplishments in this area to date, we must remain focused on continuing to strengthen the Company's financial and operating performance. This is the only way to ensure we have the flexibility to manage the business through the volatile cycles of fluctuating metals prices," concluded Mr. McMullen.

Full-year 2014 consolidated net income attributable to common stockholders was $70.3 million, or $0.56 per diluted share. This compares to a 2013 full-year consolidated net loss attributable to common stockholders of $270.2 million, or $2.28 per share. Fourth quarter 2014 consolidated net income attributable to common stockholders was $14.7 million, or $0.12 per diluted share; the comparable fourth quarter of 2013 consolidated net loss attributable to common stockholders was $78.0 million, or a loss of $0.65 per share. The Company recognized reorganization expenses for the fourth quarter and full-year 2014 of $4.4 million and $10.4 million respectively; most of this represented severance costs incurred to rationalize our staffing levels. Results for 2013 included before-tax impairment charges of $290.4 million ($226.5 million, after-tax) related to the Altar mineral property in Argentina in the third quarter and $171.4 million ($123.6 million, after-tax) related to the Marathon properties in Canada in the fourth quarter. In addition, 2013 included proxy contest and accelerated equity based compensation costs of $4.3 million and $9.1 million, respectively.

2015 Guidance:

Management has provided the following guidance for the full-year 2015 as detailed in the table below.

2015 Guidance
Mined Production (palladium and platinum ounces)	520,000 - 535,000
Total Cash Costs per Mined Ounce (net of by-product and recycling credits)*	$480 - $520
All-In Sustaining Costs per Mined Ounce*(1)	$730 - $780
General and Administrative (millions)	$30 - $40
Exploration (millions)(2)	$4 - $6
Sustaining Capital Expenditures (millions)	$83 - $88
Project Capital Expenditures (millions)(3)	$42 - $47
Total Capital Expenditures (millions)(3)	$125 - $135

(1) All-in sustaining costs per mined ounce guidance for 2015 assumes the exclusion of approximately $24 per ounce recycling credit and approximately $11 per ounce of costs for foreign activities.
(2) Exploration includes expenses for Marathon, Altar and Montana operations.
(3) Excludes project capitalized interest and capitalized depreciation.

The fourth quarter of 2014 was the year's strongest mine production quarter, with total mine output of 137,600 ounces of palladium and platinum; however, this was down slightly compared to mine production of 141,100 ounces in the fourth quarter of 2013. For the year ended December 31, 2014, the Company's Montana mines produced a total of 517,700 ounces of palladium and platinum compared to mine production of 523,900 combined ounces in 2013. The change in total mined ounces was driven by an increase in production at the East Boulder Mine, offset by the planned deferral of production at some of the less profitable mining stopes at the Stillwater Mine until new infrastructure is in place to improve the profitability of mining in those areas.

2014 Mine Production By Quarter:

(Produced ounces)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year 2014
Palladium	68,900	64,700	59,400	69,500	262,500
Platinum	20,800	19,300	17,500	20,700	78,300
Stillwater Mine	89,700	84,000	76,900	90,200	340,800

Palladium	31,900	33,000	35,800	37,000	137,700
Platinum	9,100	9,400	10,300	10,400	39,200
East Boulder Mine	41,000	42,400	46,100	47,400	176,900

Palladium	100,800	97,700	95,200	106,500	400,200
Platinum	29,900	28,700	27,800	31,100	117,500
Total	130,700	126,400	123,000	137,600	517,700

Revenue from the Company's Mine Production segment for the full-year 2014 (including proceeds from the sale of by-products) totaled $536.0 million, an 11.9% increase from $478.9 million reported for 2013. The combined average realized price for the sales of mined palladium and platinum was $934 per ounce for 2014, an increase from $887 per ounce realized for 2013. The total quantity of mined palladium and platinum sold in 2014 was 542,300 ounces compared to 509,200 ounces sold in the same period of 2013. The difference between ounces sold and produced during 2014 was primarily the result of processing and sales of accumulated metal inventory.

For the fourth quarter of 2014, the Company reported Mine Production segment revenue (including proceeds from the sale of by-products) of $126.0 million, a 9.9% increase from $114.7 million in the same period of 2013. The 2014 combined average realized price for the sales of mined palladium and platinum increased for the fourth quarter to $882 per ounce, compared to $869 per ounce realized in the fourth quarter of 2013. The total quantity of mined palladium and platinum sold in the fourth quarter of 2014 was 134,600 ounces compared to 125,000 ounces sold in the same period of 2013.

For the year ended December 31, 2014, the Company processed recycling material containing 469,400 ounces of palladium, platinum and rhodium through its facilities. This represents a 24% decrease from the record 616,700 ounces processed during 2013. Recycling material processed during the fourth quarter of 2014 contained 115,900 ounces of palladium, platinum and rhodium, a decrease of 3.4% from the total of 120,000 ounces processed during the fourth quarter of 2013.

2014 Recycling Activity By Quarter:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year 2014
Average tons of catalyst fed per day	17.0	20.4	18.7	18.4	18.6
PGM ounces fed	101,500	134,300	117,700	115,900	469,400
PGM ounces sold	93,600	101,400	101,400	88,000	384,400
PGM tolled ounces returned	15,300	15,700	22,900	18,900	72,800

PGM Recycling revenue totaled $401.7 million for full-year 2014, compared to a $560.6 million reported for 2013. For 2014, the Company's combined average realized sales price for palladium, platinum and rhodium was $1,031, flat with the prior year. Recycling sales volumes for 2014 totaled 384,400 a decrease from 541,800 reported for 2013. (The third quarter of 2013 included incremental revenue of $16.4 million on the sale of approximately 12,000 ounces of PGMs recovered internally from reprocessed smelter furnace brick at low cost.)

PGM Recycling revenue totaled $95.9 million for the 2014 fourth quarter, a decrease from $127.7 million in the same period of 2013. The Company's combined average realized price for sales of recycled palladium, platinum and rhodium increased to $1,076 per ounce in the fourth quarter of 2014 from $985 per ounce in the fourth quarter of 2013. Recycling sales volumes for the fourth quarter of 2014 decreased to 88,000 ounces from 129,200 ounces sold in the fourth quarter of 2013.

All-In Sustaining Costs Per Mined Ounce

All-in Sustaining Costs per Mined Ounce (AISC) totaled $725 for the fourth quarter of 2014, a decrease from $748 recorded for the same period of 2013; cost per ounce in both quarters benefited from strong mine production. For the full-year 2014 the Company reported average AISC of $784 per ounce, a decrease from $813 recorded for 2013.

Combined Montana Mining Operations All-In Sustaining Costs Per Mined Ounce	2014 Fourth Quarter	2013 Fourth Quarter	Year 2014	Year 2013
Reported Total Cash Costs per Mined Ounce (Net of Credits)*	$483	$500	$538	$496
PGM Recycling Income Credit	18	25	23	68
Corporate General & Administrative Costs (Before DD&A)	47	41	60	81
Capital Outlay to Sustain Production at the Montana Operating Mines	177	182	163	168
All-In Sustaining Costs per Mined Ounce*	$725	$748	$784	$813

Cash Costs Per Mined Ounce

Combined total cash costs per mined ounce, net of by-product and recycling credits, (a non-GAAP financial measure) averaged $483 per ounce for the fourth quarter of 2014, compared to $500 per ounce for the fourth quarter of 2013. For the full-year 2014, combined total cash costs per mined ounce, net of by-product and recycling credits, totaled $538 compared to $496 for 2013. The table below illustrates the effect of by-product and recycling credits on the total cash costs per mined ounce, net of credits, for the combined Montana mining operations.

Combined Montana Mining Operations Cash Costs Per Mined Ounce	2014 Fourth Quarter	2013 Fourth Quarter	Year 2014	Year 2013
Reported Total Cash Costs per Mined Ounce (Net of Credits)*	$483	$500	$538	$496
By-Product Revenue Credit	53	43	57	52
PGM Recycling Income Credit	18	25	23	68
Total Cash Costs per Mined Ounce (Before Credits)*	$554	$568	$618	$616

Cash Flow and Liquidity

At December 31, 2014, the Company's consolidated available cash balance was $280.3 million, compared to $286.7 million at December 31, 2013. Including highly liquid investments with available cash, the Company's balance sheet liquidity totaled $531.5 million at December 31, 2014, an increase from $496.0 million at December 31, 2013; this increase in available liquidity came even after redeeming $30.0 million of 8.0% Exempt Facility Revenue Bonds in early July 2014. Net working capital increased to $619.4 million at December 31, 2014, from $614.8 million at the end of 2013.

Net cash provided by operating activities (which includes changes in working capital) totaled $187.6 million for the year ended December 31, 2014, compared to $149.4 million of cash provided for the same period of 2013. Cash flow from operations benefited from lower corporate overhead and higher metal prices during 2014. Capital expenditures, adjusted to a cash basis, were $119.7 million for the year ended December 31, 2014, compared to $129.0 million in the same period of 2013.

Outstanding balance sheet debt reported at December 31, 2014, was approximately $296.2 million, a decrease from $310.7 million at December 31, 2013. The Company's reported debt balance at December 31, 2014, included approximately $291.1 million of 1.75% convertible debentures (net of unamortized discount of approximately $105.6 million) and $2.2 million of 1.875% convertible debentures and approximately $2.9 million for a capital lease and financing for a small installment land purchase. The decrease in the debt balance is attributable to the retirement of the $30.0 million, 8.0% Exempt Facility Revenue Bonds offset in part by the accretion of the discount on the Company's outstanding 1.75% convertible debentures.

Fourth Quarter Results - Details

For the fourth quarter of 2014, the Company's Stillwater Mine produced 90,200 ounces of palladium and platinum, a decrease of 8.6% from the 98,700 ounces produced in the fourth quarter of 2013. Production at the Company's East Boulder Mine of 47,400 ounces in the fourth quarter of 2014 reflected an increase of 11.8% over the 42,400 ounces produced in the same quarter of 2013.

Total costs of metals sold (before depletion, depreciation and amortization, and corporate overhead expenses) decreased 13.8% to $173.6 million in the fourth quarter of 2014 from $201.4 million in the fourth quarter of 2013. Mine Production costs included in costs of metals sold increased to $79.9 million in the 2014 fourth quarter from $76.9 million in the 2013 fourth quarter.

PGM Recycling costs totaled $93.7 million in the fourth quarter of 2014, down from the $124.5 million reported in the fourth quarter of 2013. This decrease was due to significantly lower recycling volumes processed and sold and the corresponding decrease in the total cost of acquiring recycling material for processing.

General and administrative costs were $7.1 million in the fourth quarter of 2014 compared to $6.3 million incurred during the same period of 2013. Reorganization costs of $4.4 million were recognized during the fourth quarter of 2014.

2014 Full-Year Results - Details

During the year ended December 31, 2014, the Company's Stillwater Mine produced 340,800 ounces of palladium and platinum, a decrease of 6.9% from the 366,100 ounces produced in the same period of 2013. Production at the Company's East Boulder Mine of 176,900 ounces for the year ended December 31, 2014 reflected a 12.1% increase from the 157,800 ounces produced in the same period of 2013.

Total costs of metals sold (before depletion, depreciation and amortization, and corporate overhead expenses) decreased to $729.5 million for the year ended December 31, 2014, from $841.3 million in the same period of 2013. Mine Production costs included in costs of metals sold increased to $332.6 million for the year ended December 31, 2014, from $314.0 million in the same period of 2013.

PGM Recycling costs, totaled $391.5 million for the year ended December 31, 2014, down from the $527.4 million reported in the same period of 2013. The decrease was due to lower volumes sold and the related reduction in total cost to acquire materials for processing.

General and administrative costs were $35.1 million for the year ended December 31, 2014, a decrease from the $46.6 million incurred during the same period of 2013. The decrease for 2014 is due primarily to reductions in marketing expenditures, reflecting the curtailment of marketing palladium for jewelry ($0.4 million in 2014 compared to $4.4 million in 2013) and reduced personnel costs due to reorganization efforts. Reorganization costs of $10.4 million were recognized during 2014. Proxy contest expenses of $4.3 million, and non-cash accelerated equity-based compensation of $9.1 million were recognized in 2013.

The Company recognized $2.8 million in total exploration expenses related to its mineral properties in Canada and South America for the year ended December 31, 2014, compared to $11.2 million for the same period of 2013.

* These are non-GAAP financial measures. For a full description and reconciliation of these and other non-GAAP financial measures to GAAP financial measures, see Reconciliation of Non-GAAP Financial Measures to Consolidated Costs of Revenues below.

2014 Year End Results Webcast and Conference Call

Stillwater Mining Company will conduct a conference call to discuss fourth quarter and full year 2014 results at 12:00 noon Eastern Standard Time on Friday, February 20, 2015.

Dial-In Numbers:	United States:	(877) 407-8037
	International:	(201) 689-8037

A simultaneous webcast and presentation to accompany the conference call will be available through the Investor Relations section of the Company's website at www.stillwatermining.com.

A telephone replay of the call will be available for one week following the event. The replay dial-in numbers are (877) 660-6853 (U.S.) and (201) 612-7415 (International), access code 13600641. In addition, the call transcript will be archived in the Investor Relations section of the Company's website.

About Stillwater Mining Company

Headquartered in Billings, Montana, Stillwater Mining Company is the only U.S. miner of platinum group metals (PGMs) and the largest primary producer of PGMs outside of South Africa and the Russian Federation. PGMs are rare precious metals used in a wide variety of applications, including automobile catalysts, fuel cells, hydrogen purification, electronics, jewelry, dentistry, medicine and coinage. The Company is engaged in the development, extraction and processing of PGMs from a geological formation in south-central Montana known as the J-M Reef. The J-M Reef is the only known significant source of PGMs in the U.S. and the highest-grade PGM resource known in the world. The Company also recycles PGMs from spent catalytic converters and other industrial sources. The Company owns the Marathon PGM-copper deposit in Ontario, Canada, and the Altar porphyry copper-gold deposit located in the San Juan province of Argentina. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information about the Company can be found at its website: www.stillwatermining.com.

Cautionary Note Concerning Forward-Looking Statements

Some statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially from management's expectations. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates," "predicts," "should," "will," "may" or similar expressions. Such statements also include, but are not limited to, comments regarding growing profitability; controlling costs; improving the efficiency of our operations; strengthening our financial and operating performance; managing our business through volatile metal prices; estimated 2015 production, cash costs per mined ounce, AISC, general and administrative costs, exploration expense, and capital expenditures; and the usefulness of non-GAAP financial measures. The forward-looking statements in this release are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments, and other factors that we believe are appropriate under the circumstances. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The forward-looking statements herein speak only as of the date of this release. The Company disclaims any obligation to update forward-looking statements.

Stillwater Mining Company
Consolidated Statements of Comprehensive Income (Loss)
(Audited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except per share data)	2014	2013	2014	2013
REVENUES
Mine Production	$126,043	$114,669	$536,010	$478,918
PGM Recycling	95,924	127,691	401,684	560,588
Other	200	—	5,925	—
Total revenues	222,167	242,360	943,619	1,039,506
COSTS AND EXPENSES
Costs of metals sold
Mine Production	79,902	76,921	332,632	313,963
PGM Recycling	93,708	124,525	391,481	527,384
Other	—	—	5,357	—
Total costs of metals sold (excludes depletion, depreciation and amortization)	173,610	201,446	729,470	841,347
Depletion, depreciation and amortization
Mine Production	17,014	14,377	66,387	58,201
PGM Recycling	258	312	1,019	1,116
Total depletion, depreciation and amortization	17,272	14,689	67,406	59,317
Total costs of revenues	190,882	216,135	796,876	900,664
Losses on trade receivable and inventory purchases	—	632	—	632
(Gain) loss on disposal of property, plant and equipment	(75)	(38)	(337)	68
Loss on long-term investments	66	128	125	1,894
Impairment of property, plant and equipment and non-producing mineral properties	550	171,338	550	461,755
Exploration	389	922	2,768	11,169
Proxy contest	—	—	—	4,307
Accelerated equity based compensation for change-in-control	—	—	—	9,063
Reorganization	4,357	—	10,402	—
General and administrative	7,050	6,342	35,067	46,577
Total costs and expenses	203,219	395,459	845,451	1,436,129
OPERATING INCOME (LOSS)	18,948	(153,099)	98,168	(396,623)
OTHER INCOME (EXPENSE)
Other	55	3	904	1,173
Interest income	801	965	3,551	4,481
Interest expense	(4,982)	(5,311)	(22,719)	(22,957)
Foreign currency transaction (loss) gain, net	(122)	2,521	5,237	18,200
INCOME (LOSS) BEFORE INCOME TAX (PROVISION) BENEFIT	14,700	(154,921)	85,141	(395,726)
Income tax (provision) benefit	(349)	46,185	(16,258)	93,653
NET INCOME (LOSS)	$14,351	$(108,736)	$68,883	$(302,073)
Net loss attributable to noncontrolling interest	(331)	(30,750)	(1,414)	(31,867)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$14,682	$(77,986)	$70,297	$(270,206)
Other comprehensive income, net of tax
Net unrealized gains (losses) on investments available-for-sale	53	(183)	11	105
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$14,735	$(78,169)	$70,308	$(270,101)
Comprehensive loss attributable to noncontrolling interest	(331)	(30,750)	(1,414)	(31,867)
TOTAL COMPREHENSIVE INCOME (LOSS)	$14,404	$(108,919)	$68,894	$(301,968)
Weighted average common shares outstanding
Basic	120,262	119,381	119,953	118,607
Diluted	156,564	119,381	156,233	118,607
Basic earnings (loss) per share attributable to common stockholders	$0.12	$(0.65)	$0.59	$(2.28)
Diluted earnings (loss) per share attributable to common stockholders	$0.12	$(0.65)	$0.56	$(2.28)

Stillwater Mining Company
Consolidated Balance Sheets
(Audited)

	December 31,	December 31,
(In thousands, except per share data)	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$280,286	$286,687
Investments, at fair market value	251,254	209,338
Inventories	130,307	158,650
Trade receivables	1,277	8,988
Deferred income taxes	21,055	21,547
Prepaids	2,546	3,912
Other current assets	14,671	14,757
Total current assets	701,396	703,879
Mineral properties	159,252	159,252
Mine development, net	409,754	346,346
Property, plant and equipment, net	118,881	124,731
Deferred debt issuance costs	6,032	7,945
Other noncurrent assets	4,012	4,527
Total assets	$1,399,327	$1,346,680
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$26,806	$32,088
Accrued compensation and benefits	29,973	30,646
Property, production and franchise taxes payable	15,828	14,495
Current portion of long-term debt and capital lease obligations	2,144	2,035
Income taxes payable	—	4,416
Other current liabilities	7,288	5,368
Total current liabilities	82,039	89,048
Long-term debt and capital lease obligations	294,023	308,667
Deferred income taxes	68,896	79,159
Accrued workers compensation	6,060	6,031
Asset retirement obligation	9,401	8,654
Other noncurrent liabilities	7,200	7,262
Total liabilities	467,619	498,821
EQUITY
Stockholders' equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized; 120,381,746 and 119,466,449 shares issued and outstanding	1,204	1,195
Paid-in capital	1,091,146	1,076,200
Accumulated deficit	(179,139)	(249,436)
Accumulated other comprehensive income	17	6
Total stockholders' equity	913,228	827,965
Noncontrolling interest	18,480	19,894
Total equity	931,708	847,859
Total liabilities and equity	$1,399,327	$1,346,680

Stillwater Mining Company
Consolidated Statements of Cash Flows
(Audited)

	Twelve Months Ended
	December 31,
(In thousands)	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$68,883	$(302,073)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	67,406	59,317
Losses on trade receivable and inventory purchases	—	632
(Gain) Loss on disposal of property, plant and equipment	(337)	68
Impairment of property, plant and equipment and non-producing mineral properties	550	461,755
Loss on long-term investments	125	1,894
Amortization/accretion of investment premium/discount	1,810	3,079
Deferred taxes	(4,590)	(108,543)
Foreign currency transaction gain, net	(5,237)	(18,200)
Accretion of asset retirement obligation	747	689
Amortization of deferred debt issuance costs	2,265	1,664
Accretion of convertible debenture debt discount	17,156	15,783
Accelerated equity based compensation for change-in-control	—	9,063
Share based compensation and other benefits	14,001	15,242
Non-cash capitalized interest	(3,278)	(2,878)
Excess tax benefit from stock-based compensation	(46)	(2,756)
Changes in operating assets and liabilities:
Inventories	27,062	(4,252)
Trade receivables	7,711	333
Prepaids	1,366	1,108
Accounts payable	(7,952)	3,187
Accrued compensation and benefits	(673)	(723)
Property, production and franchise taxes payable	1,271	2,006
Income taxes payable	(4,416)	4,416
Accrued workers compensation	29	216
Other operating assets	1,206	6,790
Other operating liabilities	2,493	1,616
NET CASH PROVIDED BY OPERATING ACTIVITIES	187,552	149,433
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(119,682)	(129,029)
Proceeds from disposal of property, plant and equipment	465	218
Purchases of investments	(229,462)	(151,567)
Proceeds from maturities of investments	185,722	201,255
NET CASH USED IN INVESTING ACTIVITIES	(162,957)	(79,123)
CASH FLOWS FROM FINANCING ACTIVITIES
Excess tax benefit from stock-based compensation	46	2,756
Payments on debt and capital lease obligations	(32,035)	(166,187)
Proceeds from issuance of common stock	993	128
NET CASH USED IN FINANCING ACTIVITIES	(30,996)	(163,303)
CASH AND CASH EQUIVALENTS
Net decrease	(6,401)	(92,993)
Balance at beginning of period	286,687	379,680
BALANCE AT END OF PERIOD	$280,286	$286,687

Stillwater Mining Company
Key Operating Factors
(Audited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except where noted)	2014	2013	2014	2013
OPERATING AND COST DATA FOR MINE PRODUCTION
Consolidated:
Ounces produced
Palladium	106	109	400	404
Platinum	32	32	118	120
Total	138	141	518	524
Tons milled	329	299	1,174	1,201
Mill head grade (ounce per ton)	0.45	0.51	0.47	0.47
Sub-grade tons milled (1)	30	17	91	73
Sub-grade tons mill head grade (ounce per ton)	0.16	0.17	0.16	0.17
Total tons milled(1)	359	316	1,265	1,274
Combined mill head grade (ounce per ton)	0.43	0.49	0.45	0.45
Total mill recovery (%)	92	92	92	92
Total mine concentrate shipped (tons) (3)	8,149	7,308	29,350	28,669
Platinum grade in concentrate (ounce per ton) (3)	3.97	4.65	4.31	4.50
Palladium grade in concentrate (ounce per ton) (3)	13.43	15.28	14.27	14.59
Total cash costs per ounce - net of credits (Non-GAAP) (2)	$483	$500	$538	$496
Total cash costs per ton milled - net of credits (Non-GAAP) (2)	$186	$223	$220	$204
Stillwater Mine:
Ounces produced
Palladium	70	76	263	282
Platinum	20	23	78	84
Total	90	99	341	366
Tons milled	197	186	703	765
Mill head grade (ounce per ton)	0.49	0.57	0.51	0.51
Sub-grade tons milled (1)	18	7	46	36
Sub-grade tons mill head grade (ounce per ton)	0.20	0.26	0.21	0.23
Total tons milled (1)	215	193	749	801
Combined mill head grade (ounce per ton)	0.46	0.55	0.50	0.50
Total mill recovery (%)	92	93	93	92
Total mine concentrate shipped (tons) (3)	4,625	4,253	16,463	16,975
Platinum grade in concentrate (ounce per ton) (3)	4.67	5.73	5.19	5.22
Palladium grade in concentrate (ounce per ton) (3)	15.53	18.50	16.83	17.12
Total cash costs per ounce - net of credits (Non-GAAP) (2)	$486	$469	$533	$484
Total cash costs per ton milled - net of credits (Non-GAAP) (2)	$204	$240	$243	$221

Stillwater Mining Company
Key Operating Factors (Continued)
(Audited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except where noted)	2014	2013	2014	2013
OPERATING AND COST DATA FOR MINE PRODUCTION (Continued)
East Boulder Mine:
Ounces produced
Palladium	36	33	137	122
Platinum	12	9	40	36
Total	48	42	177	158
Tons milled	132	114	471	436
Mill head grade (ounce per ton)	0.39	0.41	0.41	0.40
Sub-grade tons milled (1)	12	9	45	37
Sub-grade tons mill head grade (ounce per ton)	0.10	0.10	0.10	0.10
Total tons milled (1)	144	123	516	473
Combined mill head grade (ounce per ton)	0.37	0.39	0.38	0.37
Total mill recovery (%)	90	90	90	90
Total mine concentrate shipped (tons) (3)	3,524	3,055	12,887	11,694
Platinum grade in concentrate (ounce per ton) (3)	3.05	3.16	3.19	3.45
Palladium grade in concentrate (ounce per ton) (3)	10.68	10.80	11.00	10.93
Total cash costs per ounce - net of credits (Non-GAAP) (2)	$477	$573	$547	$525
Total cash costs per ton milled - net of credits (Non-GAAP) (2)	$158	$198	$187	$175

(1) Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only. See "Proven and Probable Ore Reserves – Discussion" in the Company's forthcoming 2014 Annual Report on Form 10-K for further information.
(2) Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Income taxes, corporate general and administrative expenses, asset impairment write-downs, gain or loss on disposal of property, plant and equipment, reorganization costs and interest income and expense are not included in total cash costs. Cash costs per ton and cash costs per ounce, are non-GAAP financial measure that management uses to monitor and evaluate the efficiency of its mining operations. These measures of cost are not defined under U.S. Generally Accepted Accounting Principles (GAAP). See "Reconciliation of Non-GAAP Financial Measures to Consolidated Costs of Revenues" and the accompanying discussion for additional detail.
(3) The concentrate tonnage and grade values are inclusive of periodic re-processing of smelter slag and internal furnace brick PGM bearing materials.

Stillwater Mining Company
Key Operating Factors (Continued)
(Audited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except for average prices)	2014	2013	2014	2013
SALES AND PRICE DATA
Ounces sold
Mine Production:
Palladium (oz.)	106	98	421	398
Platinum (oz.)	28	27	121	111
Total	134	125	542	509
PGM Recycling: (1)
Palladium (oz.)	50	76	221	306
Platinum (oz.)	31	42	134	192
Rhodium (oz.)	7	11	29	44
Total	88	129	384	542
Other: (5)
Palladium (oz.)	—	—	6	—
By-products from Mine Production: (2)
Rhodium (oz.)	1	1	4	3
Gold (oz.)	2	2	10	9
Silver (oz.)	1	1	6	5
Copper (lb.)	220	258	875	903
Nickel (lb.)	388	310	1,454	1,350
Average realized price per ounce (3)
Mine Production:
Palladium ($/oz.)	$789	$723	$804	$721
Platinum ($/oz.)	$1,227	$1,395	$1,386	$1,481
Combined ($/oz.)(4)	$882	$869	$934	$887
PGM Recycling: (1)
Palladium ($/oz.)	$850	$723	$786	$713
Platinum ($/oz.)	$1,420	$1,449	$1,428	$1,526
Rhodium ($/oz.)	$1,191	$980	$1,059	$1,091
Combined ($/oz.)(4)	$1,076	$985	$1,031	$1,031
Other: (5)
Palladium ($/oz.)	$—	$—	$882	$—
By-products from Mine Production: (2)
Rhodium ($/oz.)	$1,203	$931	$1,177	$1,047
Gold ($/oz.)	$1,198	$1,271	$1,261	$1,394
Silver ($/oz.)	$16	$20	$19	$24
Copper ($/lb.)	$2.80	$3.08	$2.92	$3.14
Nickel ($/lb.)	$5.49	$5.19	$6.47	$5.47
Average market price per ounce (3)
Palladium ($/oz.)	$787	$726	$803	$725
Platinum ($/oz.)	$1,230	$1,400	$1,386	$1,487
Combined ($/oz.)(4)	$881	$873	$933	$891

(1) Ounces sold and average realized price per ounce from PGM Recycling relate to ounces produced from processing of catalyst materials.
(2) By-product metals sold reflect contained metal produced from mined ore alongside the Company's primary production of palladium and platinum. Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.
(3) The Company's average realized price represents revenues, which include the effect of hedging gains and losses realized on commodity instruments and agreement discounts, divided by ounces sold. The average market price represents the average price in the London market for the actual months of the period.
(4) The Company calculates the combined average realized and a combined average market price of palladium and platinum using the same ratio as the rate of ounces of each respective metal that are produced from the base metal refinery.
(5) Ounces sold and average realized price per ounce from Other relate to ounces acquired periodically in the open market and simultaneously resold to third parties.

Reconciliation of Non-GAAP Financial Measures to Consolidated Costs of Revenues

The Company utilizes certain non-GAAP financial measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags of one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP financial measure included in the Company's Consolidated Statements of Comprehensive Income (Loss)) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP financial measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP financial measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP financial measures are not standardized across the mining industry and in most cases will not be comparable to similar measures that may be provided by other companies. These non-GAAP financial measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of earnings or profitability. A reconciliation of these measures to costs of revenues, the most directly comparable GAAP financial measure, for each period shown is provided as part of the following tables, and a description of each non-GAAP financial measure is provided below.

Total Consolidated Costs of Revenues: For the Company as a whole, this measure is equal to total costs of revenues, as reported in the Consolidated Statements of Comprehensive Income (Loss). For the Stillwater Mine, the East Boulder Mine, and PGM Recycling and Other, the Company segregates the expenses within total costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in total cost of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for the Stillwater Mine, the East Boulder Mine and PGM Recycling and Other are equal in total to total consolidated costs of revenues as reported in the Company's Consolidated Statements of Comprehensive Income (Loss).

Total Cash Costs (Non-GAAP): This non-GAAP financial measure is calculated as total costs of revenues (for each mine or combined) adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, revenues from the sale of mine by-products, depreciation and amortization and asset retirement costs, and timing differences resulting from changes in product inventories. The Company uses this measure as a comparative indication of the cash costs related to mine production and processing operations in any period. It is a measure of extraction efficiency.

When divided by the total tons milled in the respective period, Total Cash Costs per Ton Milled (Non-GAAP) – measured for each mine or combined – provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, mine production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which mine production tons are measured precisely. Consequently, Total Cash Costs per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Costs per Ounce (Non-GAAP) – measured for each mine or combined – provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cash cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Costs per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Stillwater Mining Company
Reconciliation of Non-GAAP Financial Measures to Consolidated Costs of Revenues
(Audited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except per ounce and per ton data)	2014	2013	2014	2013
Consolidated:
Total cash costs before by-product and recycling credits (Non-GAAP)	$76,385	$80,099	$319,676	$322,564
By-product credit	(7,354)	(5,982)	(29,592)	(27,085)
Recycling income credit	(2,494)	(3,590)	(11,702)	(35,463)
Total cash costs net of by-product and recycling credits (Non-GAAP)	$66,537	$70,527	$278,382	$260,016

Divided by platinum/palladium ounces produced	138	141	518	524

Total cash costs before by-product and recycling credits per ounce Pt/Pd produced (Non-GAAP)	$554	$568	$618	$616
By-product credit per ounce Pt/Pd produced	(53)	(43)	(57)	(52)
Recycling income credit per ounce Pt/Pd produced	(18)	(25)	(23)	(68)
Total cash costs net of by-product and recycling credits per ounce Pt/Pd produced (Non-GAAP)	$483	$500	$538	$496

Divided by ore tons milled	358	316	1,265	1,274

Total cash costs before by-product and recycling credits per ore ton milled (Non-GAAP)	$214	$253	$252	$253
By-product credit per ore ton milled	(21)	(19)	(23)	(21)
Recycling income credit per ore ton milled	(7)	(11)	(9)	(28)
Total cash costs net of by-product and recycling credits per ore ton milled (Non-GAAP)	$186	$223	$220	$204

Reconciliation to consolidated costs of revenues:
Total cash costs net of by-product and recycling credits (Non-GAAP)	$66,537	$70,527	$278,382	$260,016
Asset retirement costs	193	177	747	689
Depletion, depreciation and amortization	17,014	14,377	66,387	58,201
Depletion, depreciation and amortization (in inventory)	567	1,472	(1,281)	1,190
Change in product inventories	2,757	(4,828)	18,847	(10,480)
Cost of PGM Recycling	93,708	124,526	391,481	527,384
PGM Recycling - depreciation	258	312	1,019	1,116
By-product credit	7,354	5,982	29,592	27,085
Profit from PGM Recycling (before gain/loss on asset disposals)	2,494	3,590	11,702	35,463
Total consolidated cost of revenues	$190,882	$216,135	$796,876	$900,664

Stillwater Mining Company
Reconciliation of Non-GAAP Financial Measures to Consolidated Costs of Revenues (Continued)
(Audited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except per ounce and per ton data)	2014	2013	2014	2013
Stillwater Mine:
Total cash costs before by-product and recycling credits (Non-GAAP)	$49,776	$52,401	$206,496	$217,921
By-product credit	(4,261)	(3,636)	(17,115)	(16,270)
Recycling income credit	(1,628)	(2,495)	(7,695)	(24,470)
Total cash costs net of by-product and recycling credits (Non-GAAP)	$43,887	$46,270	$181,686	$177,181

Divided by platinum/palladium ounces produced	90	99	341	366

Total cash costs before by-product and recycling credits per ounce Pt/Pd produced (Non-GAAP)	$551	$529	$606	$595
By-product credit per ounce Pt/Pd produced	(47)	(37)	(50)	(44)
Recycling income credit per ounce Pt/Pd produced	(18)	(25)	(23)	(67)
Total cash costs net of by-product and recycling credits per ounce Pt/Pd produced (Non-GAAP)	$486	$467	$533	$484

Divided by ore tons milled	215	193	749	801

Total cash costs before by-product and recycling credits per ore ton milled (Non-GAAP)	$232	$272	$276	$272
By-product credit per ore ton milled	(20)	(19)	(23)	(20)
Recycling income credit per ore ton milled	(8)	(13)	(10)	(31)
Total cash costs net of by-product and recycling credits per ore ton milled (Non-GAAP)	$204	$240	$243	$221

Reconciliation to costs of revenues:
Total cash costs net of by-product and recycling credits (Non-GAAP)	$43,887	$46,270	$181,686	$177,181
Asset retirement costs	180	165	700	639
Depletion, depreciation and amortization	12,337	11,030	49,271	44,696
Depletion, depreciation and amortization (in inventory)	491	1,111	(1,716)	896
Change in product inventories	827	(2,158)	11,309	(5,110)
By-product credit	4,261	3,636	17,115	16,270
Profit from PGM Recycling (before gain/loss on asset disposals)	1,628	2,495	7,695	24,470
Total cost of revenues	$63,611	$62,549	$266,060	$259,042

Stillwater Mining Company
Reconciliation of Non-GAAP Financial Measures to Consolidated Costs of Revenues (Continued)
(Audited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except per ounce and per ton data)	2014	2013	2014	2013
East Boulder
Total cash costs before by-product and recycling credits (Non-GAAP)	$26,609	$27,698	$113,180	$104,643
By-product credit	(3,093)	(2,346)	(12,477)	(10,815)
Recycling income credit	(866)	(1,095)	(4,007)	(10,993)
Total cash costs net of by-product and recycling credits (Non-GAAP)	$22,650	$24,257	$96,696	$82,835

Divided by platinum/palladium ounces produced	48	42	177	158

Total cash costs before by-product and recycling credits per ounce Pt/Pd produced (Non-GAAP)	$560	$659	$641	$664
By-product credit per ounce Pt/Pd produced	(65)	(56)	(71)	(69)
Recycling income credit per ounce Pt/Pd produced	(18)	(26)	(23)	(70)
Total cash costs net of by-product and recycling credits per ounce Pt/Pd produced (Non-GAAP)	$477	$577	$547	$525

Divided by ore tons milled	144	123	516	473

Total cash costs before by-product and recycling credits per ore ton milled (Non-GAAP)	$186	$225	$219	$221
By-product credit per ore ton milled	(22)	(19)	(24)	(23)
Recycling income credit per ore ton milled	(6)	(9)	(8)	(23)
Total cash costs net of by-product and recycling credits per ore ton milled (Non-GAAP)	$158	$197	$187	$175

Reconciliation to costs of revenues:
Total cash costs net of by-product and recycling credits (Non-GAAP)	$22,650	$24,257	$96,696	$82,835
Asset retirement costs	13	13	47	50
Depletion, depreciation and amortization	4,677	3,346	17,116	13,505
Depletion, depreciation and amortization (in inventory)	76	361	435	294
Change in product inventories	1,930	(2,670)	2,181	(5,370)
By-product credit	3,093	2,346	12,477	10,815
Profit from PGM Recycling (before gain/loss on asset disposals)	866	1,095	4,007	10,993
Total cost of revenues	$33,305	$28,748	$132,959	$113,122

PGM Recycling and Other: (1)
Cost of open market acquisitions	$—	$—	$5,357	$—
Cost of PGM Recycling	93,708	124,526	391,481	527,384
PGM Recycling - depreciation	258	312	1,019	1,116
Total cost of revenues	$93,966	$124,838	$397,857	$528,500

(1) PGM Recycling and Other include PGM recycling and metal acquired periodically in the open market and simultaneously resold to third parties.

Stillwater Mining Company

All-In Sustaining Costs (a Non-GAAP Financial Measure)

(Audited)

All-In Sustaining Costs (Non-GAAP): This non-GAAP financial measure is used as an indicator from period to period of the level of total cash required by the Company to maintain and operate the existing mines, including corporate administrative costs and replacement capital. The measure is calculated beginning with total cash costs (another non-GAAP financial measure, described above), and adding to it the recycling income credit, domestic corporate overhead and marketing costs (excluding any depreciation, research and development, and reorganization costs included in corporate overhead costs) and that portion of total capital expenditures associated with sustaining the current level of mining operations. (Capital expenditures for Blitz, Graham Creek and certain other one-time projects are not included in the calculation.)

When divided by the total recoverable PGM ounces in the respective period, All-In Sustaining Costs per Mined Ounce (Non-GAAP) provides an indication of the level of total cash required to maintain and operate the mines per PGM ounce produced in the period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because the objective of PGM mining activity is to extract PGM material, the all-in cash costs per ounce to produce PGM material, administer the business and sustain the operating capacity of the mines is a useful measure for comparing overall extraction efficiency between periods. This measure is affected by the total level of spending in the period and by the grade and volume of ore produced.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except $/oz.)	2014	2013	2014	2013
All-In Sustaining Costs
Total cash costs net of by-product and recycling credits (Non-GAAP)	$66,537	$70,527	$278,382	$260,016
Recycling income credit	2,494	3,590	11,702	35,463
	$69,031	$74,117	$290,084	$295,479

Consolidated Corporate General & Administrative costs	$7,050	$6,342	$35,067	$46,577
Corporate depreciation and R&D included in Consolidated Corporate General & Administrative costs (1)	(118)	(141)	(482)	(610)
General & Administrative Costs - Foreign Subsidiaries	(465)	(446)	(3,588)	(3,661)
	$6,467	$5,755	$30,997	$42,306

Total capitalized costs	$36,117	$39,268	$129,813	$139,011
Capital associated with expansion projects	(11,723)	(13,714)	(45,054)	(50,696)
Total Capital incurred to sustain existing operations	$24,394	$25,554	$84,759	$88,315

All-In Sustaining Costs (Non-GAAP)	$99,892	$105,426	$405,840	$426,100

Mined ounces produced	137.7	141.0	517.7	523.9

All-In Sustaining Costs per Mined Ounce ($/oz.) (Non-GAAP)	$725	$748	$784	$813

(1) Consolidated Corporate General & Administrative Costs includes Marketing and Research and Development (R&D) costs. The Marketing and R&D costs in prior years were separate line items on the Company's Consolidated Statements of Comprehensive Income (Loss).
Prior year numbers have been restated to conform with current year presentation.
CONTACT: Mike Beckstead
         (406) 373-8971